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                                                         EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Eagle Supply Group, Inc. on Form S-1 of our report dated September 12, 1997 (November 13, 1997 as to the second paragraph and February 9, 1998 as to the third paragraph of
Note 6 and December 12, 1997 as to the first paragraph of Note 4), appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading "Experts" in such prospectus.

We also consent to the use in this Registration Statement of Eagle Supply Group, Inc. on Form S-1 of our report dated September 3, 1997 (November 13, 1997 as to the second paragraph of Note 8), on the examination of the balance sheets of Eagle Supply, Inc. as of June 30, 1997 and 1996 and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1997, appearing in the Prospectus, which is part of this Registration Statement.




/s/ Deloitte & Touche LLP

June 29, 1998
New York, New York